Exhibit 99.1

Vesicor Therapeutics, Inc. and Black Hawk Acquisition Corporation Enter into a Business Combination Agreement to Create a Biotechnology Company Advancing p53-based Cancer Therapeutics Delivered Via Microvesicles

•	Transaction Values Vesicor at a Pre-money Equity Value of $70 million

•	Business Combination is Expected to be Completed in the Fourth Quarter of 2025

Danville, CA - April 28, 2025. Black Hawk Acquisition Corp. (Nasdaq: BKHAU, BKHA, BKHAR), a special purpose acquisition company, (“Black Hawk”) announced the signing of a Business Combination Agreement (“BCA”) on April 26, 2025, with Vesicor Therapeutics, Inc. (“Vesicor”, “Vesicor Therapeutics” or “the Company”), a California-based early development stage biotechnology corporation focused on the development of p53-based cancer therapeutics delivered via precision-engineered microvesicles.

Vesicor Overview

Vesicor was founded in 2008 in San Gabriel, California by Luo Feng, Ph.D. The Company is an early development stage biotechnology company focused on the development of p53-based cancer therapeutics delivered via precision-engineered microvesicles.

The Company’s first product candidate is ecm-RV/p53. This is a genetically engineered cellular microvesicle (“ecm”) non-viral nanoparticle RNA vesicle (“RV”) that is loaded with in vitro transcribed p53 mRNA. Although Vesicor’s ecm-RV/p53 drug candidate is unapproved for use in Japan and the United States, it has been administered to multiple patients in Tokyo, Japan since 2018 under the Japan Medical Practitioner’s Act, also known as Advanced Medical Care B. This mechanism allows unapproved drugs to be used under a physician’s discretion. The Company’s drug candidate has been used in multiple patients with advanced breast, pancreatic, prostate, lung and colorectal cancer. Vesicor believes that its ecm-RV/p53 drug candidate has broad therapeutic potential across a range of solid tumors. The Company intends to begin preclinical testing in the U.S., submit an investigational new drug (“IND”) application to the FDA and then to begin clinical trials, which efforts are expected to commence in 2026.

Mr. Kent Kaufman, Chief Executive Officer of Black Hawk, stated: “Our aim is to identify a company with solid potential to disrupt an entire industry, a talented and credentialed executive team with a proven track record, and good prospects for future growth. We believe that we have found these qualities in Vesicor. We look forward to completing this transaction and working with Vesicor’s management team to help them thrive as a public company while they continue to grow.”

“Our mission is to transform the lives of cancer patients and their families. We are focused on completing preclinical testing in the United States, submitting our IND to the FDA and beginning Phase 1 clinical trials,” stated Luo Feng, Ph.D., Founder and Chief Executive Officer of Vesicor Therapeutics.

“We are excited to partner with Kent and the rest of the Black Hawk team to bring Vesicor to the public markets. We believe that this transaction, if completed, will help facilitate access to the capital markets and will accelerate the validation and deployment of our ecm-RV/p53 drug candidate,” stated Oded Levy, Board Director of Vesicor Therapeutics.

Key Transaction Terms

Under the terms of the BCA, Black Hawk’s wholly-owned subsidiary, BH Merger Sub, Inc., will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of Black Hawk, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor Therapeutics (the “Business Combination” and the transactions in connection with the Business Combination collectively, the “Transaction”). At the effective time of the Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the BCA. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money equity value of $70 million. Existing Vesicor shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions, including, among others, a Form S-4 registration statement under the Securities Act of 1933, of which the proxy statement/prospectus forms a part, being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and the approval by Nasdaq of the listing application of the combined company. The Business Combination is expected to be completed by the fourth quarter of 2025.

The description of the Business Combination contained herein is only a summary and is qualified in its entirety by reference to the Business Combination Agreement relating to the Business Combination and attachments thereto. A more detailed description of the Transaction and a copy of the Business Combination Agreement will be included in a Current Report on Form 8-K to be filed by Black Hawk with the SEC and will be available on the SEC’s website at www.sec.gov.

Advisors

Celine & Partners, P.L.L.C. and Ogier Global (Cayman) Limited are serving as legal advisors to Black Hawk. PW Richter PLC is serving as a legal advisor to Vesicor.

About Black Hawk Acquisition Corporation

Black Hawk Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

Participants in the Solicitation

Black Hawk Acquisition Corporation, and its respective directors, executive officers, employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Black Hawk’s common stock in respect of the proposed Transaction. Information about Black Hawk’s directors, executive officers and their ownership of Black Hawk’s common stock is currently set forth in Black Hawk’s prospectus related to its initial public offering dated March 22, 2024, as modified or supplemented by any Form 10-K, Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in a registration statement on Form S-4 (as may be amended from time to time) that will include a proxy statement and a registration statement/preliminary prospectus (the “Registration Statement”) pertaining to the proposed Transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction and does not constitute an offer to sell or the solicitation of an offer to buy any securities of Black Hawk or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Important Information about the Proposed Business Combination and Where to Find It

In connection with the Transaction, Black Hawk will file relevant materials with the SEC, including the Registration Statement. Promptly after the Registration Statement is declared effective, the proxy statement/prospectus will be sent to all Black Hawk shareholders entitled to vote at the special meeting relating to the Transaction. Before making any voting decision, securities holders of Black Hawk are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Transaction as they become available because they will contain important information about the Transaction and the parties to the Transaction.

Contacts/Information. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed or that will be filed with the SEC through Black Hawk through the website maintained by the SEC at www.sec.gov, or by directing a request to the contacts mentioned below.

Black Hawk Acquisition Corporation

Kent Louis Kaufman

Chief Executive Officer and Chairman

kent@bhspac.com

Tel: +1(915) 217-4482

Vesicor Therapeutics, Inc.

Luo Feng, Ph.D.

Chief Executive Officer and Founder

lfeng@vesicor.com

Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Black Hawk’s and Vesicor’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Black Hawk’s and Vesicor’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the control of the Black Hawk, Vesicor and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement relating to the proposed Business Combination; (2) the outcome of any legal proceedings that may be instituted against the Black Hawk or Vesicor following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the shareholders of the Black Hawk or other conditions to closing in the Business Combination Agreement; (4) delays in obtaining or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (6) the inability to obtain or maintain the listing of the post-acquisition company’s ordinary shares on Nasdaq following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that Vesicor or the combined company, i.e., PubCo, may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties to be identified in the Registration Statement filed by PubCo (when available) relating to the Business Combination, including those under “Risk Factors” therein, and in other filings with the SEC made by the Black Hawk and Vesicor. Black Hawk and Vesicor caution that the foregoing list of factors is not exclusive. Black Hawk and Vesicor caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Black Hawk nor Vesicor undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

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